Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-136477 and 333-273051), on Form S-3D (No. 333-101415), and on Form S-3 (No. 333-288274) of Hawthorn Bancshares, Inc. of our reports dated March 5, 2026, with respect to the consolidated financial statements of Hawthorn Bancshares, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Kansas City, Missouri
March 5, 2026